Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Reports Fourth Quarter and Full-Year 2015 Results
Adjusted EPS of $1.40; Strong Margin and Cash Flow Performance

•	4Q15 Adjusted EBIT of $171.3 million up 10% at constant currency

•	2015 Adjusted EBIT of $618.5 million up 8% at constant currency

•	2015 Adjusted Free Cash Flow of $437.4 million

•	2015 cash flow includes a favorable impact of $118.3 million, equivalent to $1.63 per share, due to Grace's low cash tax rate

•	Completed separation of Grace into two industry-leading public companies

COLUMBIA, MD - February 11, 2016 - W. R. Grace & Co. (NYSE: GRA) announced fourth quarter net income of $20.3 million, or $0.29 per diluted share. Net income for the prior-year quarter was $15.5 million, or $0.21 per diluted share. Adjusted EBIT increased 2% to $171.3 million, and fourth quarter Adjusted EPS increased 2% to $1.40 per diluted share.

Net income for the year ended December 31, 2015, was $144.2 million, or $1.99 per diluted share, compared with $276.3 million, or $3.63 per diluted share for the prior year. Adjusted EBIT decreased 1% to $618.5 million, and full-year Adjusted EPS increased 8% to $4.78 per diluted share.

"We are excited and energized by the opportunities ahead," said Fred Festa, Grace’s Chairman and Chief Executive Officer. "With the completion of our separation into two industry-leading public companies, we enter 2016 as a lean, focused and strategically nimble company. We are focused on our unique growth opportunities, maintaining our ROIC discipline and improving productivity."

Fourth Quarter Results
Fourth quarter net sales of $758.7 million decreased 5.6% compared with the prior-year quarter due to unfavorable currency translation (-6.3%), the effect of the 2015 third quarter devaluation of our Venezuelan operations (-1.5%), and lower pricing (-0.4%), partially offset by higher sales volumes (+2.6%).

Adjusted EBIT of $171.3 million increased 2.0% from the prior-year quarter, and increased approximately 10% at constant currency. Adjusted EBIT margin of 22.6% increased 170 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 32.3% on a trailing four-quarter basis, compared with 31.2% as of December 31, 2014.

Twelve Month Results
For the year ended December 31, 2015, net sales of $3,051.5 million decreased 5.9% compared with the prior-year period due to unfavorable currency translation (-6.9%) and the effect of Venezuela (-0.4%), partially offset by higher sales volumes (+0.8%) and improved pricing (+0.6%).

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Adjusted EBIT of $618.5 million decreased 1.2% from the prior-year period, and increased approximately 8% at constant currency. Adjusted EBIT margin of 20.3% increased 100 basis points compared with the prior-year period.

Grace Catalysts Technologies
Fourth quarter sales for our Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, and polypropylene process technology, were $306.5 million, a decrease of 4.2% compared with the prior-year quarter due to unfavorable currency translation (-3.3%) and lower pricing including the effect of lower metals (-1.1%), partially offset by higher sales volumes (+0.2%).

Sales volumes increased slightly compared with strong prior-year quarter volumes.

Adjusted Gross Margin was 43.1% compared with 45.7% in the prior-year quarter. The decrease in gross margin primarily was due to less favorable product mix, including lower licensing revenue.

Segment operating income of $100.6 million decreased 7.5%, or approximately 3% at constant currency. Segment operating margin was 32.8%, a decrease of 120 basis points compared with the prior-year quarter. The decreases were primarily due to lower gross profit. The ART joint venture contributed $8.3 million to segment operating income compared with $6.5 million in the prior-year quarter.

Grace Materials Technologies
Fourth quarter sales for our Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and Darex Packaging Technologies, were $191.6 million, a decrease of 6.8% compared with the prior-year quarter due to unfavorable currency translation (-9.0%), lower pricing (-0.3%), and the effect of Venezuela (-2.1%), partially offset by higher sales volumes (+4.6%).

Sales volumes increased in North America, Europe, the Middle East and Latin America, and decreased in China and the rest of Asia.

Adjusted Gross Margin was 37.5%, an increase of 120 basis points compared with the prior-year quarter. The increase in gross margin was primarily due to improved sales volumes and favorable product mix.

Segment operating income of $44.4 million increased 7.5%, and increased approximately 23% at constant currency. The increase in segment operating income is primarily due to the benefit of improved gross margin and lower operating expenses, partially offset by unfavorable currency translation. Segment operating margin was 23.2%, an increase of 310 basis points from the prior-year quarter.

As part of the separation, Darex Packaging Technologies became part of GCP Applied Technologies Inc. For the fourth quarter, sales for Darex were $71.9 million and gross margin was 33.8%.

Grace Construction Products
Fourth quarter sales for our Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure, and residential construction, were $260.6 million, a decrease of 6.5% compared with the prior-year quarter. Increased sales volumes (+3.4%) and improved pricing (+0.3%) were more than offset by unfavorable currency translation (-7.6%) and the effect of Venezuela (-2.6%).

Segment sales volumes increased in SCC and SBM, including 8% growth in North America and double digit growth in the emerging regions.

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Adjusted Gross Margin of 38.4% increased 110 basis points compared with the prior-year quarter. The increase was primarily due to higher sales volumes, improved pricing, and favorable product mix.

Segment operating income of $46.0 million increased 8.5%, and approximately 19% at constant currency, primarily due to higher gross profit and lower operating expenses. Segment operating margin was 17.7%, an increase of 250 basis points from the prior-year quarter.

As part of the separation, Construction Products became part of GCP Applied Technologies Inc.

Other Expenses in Adjusted EBIT
Total corporate costs were $13.4 million for the fourth quarter, a decrease of $8.1 million primarily due to the benefit of a sale of an operating asset.

Certain pension costs of $6.3 million decreased $1.4 million compared with the prior-year quarter primarily due to lower interest costs.

Restructuring and Repositioning Expenses
Restructuring expenses were $4.2 million for the fourth quarter, primarily related to work force reductions.

Repositioning expenses were $30.0 million for the fourth quarter, including $26.4 million of third party costs and $3.6 million of employee-related costs, primarily in connection with the company’s separation into two independent companies.

Interest Expense
Net interest expense was $25.2 million for the fourth quarter compared with $24.6 million for the prior-year quarter. The weighted average cash interest rate for the fourth quarter was 4.2%.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of 33.0%. We generally have not had to pay U.S. federal income taxes in recent years due to available tax deductions and credits that fully offset our U.S. tax liability.

Income taxes paid in cash, net of refunds, were $57.6 million during the year, or approximately 19% of income before income taxes. Income taxes paid in cash were approximately 11% based on our Adjusted EBIT performance measure (less interest expense, net). For the year ended December 31, 2015, our low cash tax rate, compared to our effective tax rate, resulted in a favorable impact to cash flow of $118.3 million, equivalent to $1.63 per share.

Cash Flow
Net cash provided by operating activities for the year ended December 31, 2015, was $13.4 million compared with a use of cash of $1.47 billion in the prior year. In the prior-year period, we paid $1.38 billion in connection with our emergence from Chapter 11 and $632 million to settle a deferred payment obligation issued at emergence. In the 2015 first quarter, we paid $490 million to repurchase the warrant issued at emergence.

Adjusted Free Cash Flow was $437.4 million for the year ended December 31, 2015, a decrease of 4.9% compared with the prior-year period.

Share Repurchase Program
In the fourth quarter, we spent $81.4 million to repurchase approximately 860 thousand shares of our outstanding common stock at an average price of $94.63. Through December 31, we spent $301.5

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million to repurchase approximately 3.1 million shares under our second $500 million share repurchase authorization.

2016 Outlook for New Grace
As of February 11, 2016, we expect 2016 Adjusted EBIT to be in the range of $400 million to $420 million. We expect 2016 Adjusted EBITDA to be in the range of $500 million to $520 million. We expect Adjusted EPS to be in the range of $3.02 to $3.21 per share. Our outlook assumes an average 1.10 USD/EUR exchange rate for the year.

We expect 2016 Adjusted Free Cash Flow to be approximately $250 million, including a favorable impact to 2016 cash flow of approximately $60 to $65 million, equivalent to $0.85 to $0.92 per share, due to our low cash tax rate compared with our effective tax rate.

We are unable to make an estimate of the amount of the annual mark-to-market pension adjustment or 2016 net income.

Separation into Two Companies
On February 5, 2015, Grace announced that its Board of Directors had approved a plan to separate Grace into two independent, publicly traded companies. On January 27, 2016, Grace entered into a separation agreement with GCP Applied Technologies Inc. (GCP), then a wholly-owned subsidiary of Grace, pursuant to which Grace agreed to transfer its Grace Construction Products operating segment and the packaging technologies business, operated under the “Darex” name, of its Grace Materials Technologies operating segment to GCP. The separation occurred on February 3, 2016, by means of a pro rata distribution to Grace stockholders of all of the outstanding shares of GCP common stock. Under the distribution, one share of GCP common stock was distributed for each share of Grace common stock held as of the close of business on January 27, 2016. No fractional shares were distributed. As a result of the distribution, GCP is now an independent public company and its common stock is listed under the symbol “GCP” on the New York Stock Exchange.

Venezuela
Effective September 30, 2015, we began to account for the results of our Venezuelan subsidiary at the SIMADI rate.  At December 31, 2015, this rate was 199 VEB/USD. The assets, liabilities, sales, earnings and cash flows of our Venezuelan subsidiary are immaterial after September 30, 2015.

Investor Call
We will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of our website, www.grace.com, and click on the webcast link.

Those without access to the Internet can participate by dialing +1 855.830.2314 (U.S.) or +1 330.863.3314 (International). The participant passcode is 24024541. Investors are advised to dial into the call at least ten minutes early in order to register.

An audio replay will be available after 3:00 p.m. ET on February 11. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the participant passcode 24024541. The webcast replay or transcript will be available for one year on the company's website.

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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments-Grace Catalysts Technologies and Grace Materials Technologies-provide innovative products, technologies, and services that enhance the

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products and processes of our customer partners around the world. Grace employs approximately 3,700 people in over 30 countries. More information about Grace is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; uncertainties related to the company’s ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel during the period following the separation transaction; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2015	2014	2015	2014
Net sales	$758.7	$804.1	$3,051.5	$3,243.0
Cost of goods sold	472.0	529.6	1,884.0	2,050.6
Gross profit	286.7	274.5	1,167.5	1,192.4
Selling, general and administrative expenses	164.8	235.5	574.2	664.0
Research and development expenses	16.4	18.2	69.6	79.5
Interest expense and related financing costs	25.2	24.5	100.1	61.5
Interest accretion on deferred payment obligations	0.2	0.2	0.8	65.7
Repositioning expenses	30.0	—	64.3	—
Loss in Venezuela	(1.2)	—	59.6	1.0
Equity in earnings of unconsolidated affiliate	(8.3)	(6.5)	(20.4)	(19.7)
Asbestos and bankruptcy-related charges, net	—	0.3	(8.7)	7.1
Chapter 11 expenses, net	0.8	0.2	5.1	11.0
Gain on termination and curtailment of postretirement plans	—	(7.9)	(4.5)	(39.5)
Other (income) expense, net	(4.0)	4.4	17.8	27.5
Total costs and expenses	223.9	268.9	857.9	858.1
Income before income taxes	62.8	5.6	309.6	334.3
Benefit from (provision for) income taxes	(42.3)	9.7	(164.7)	(57.0)
Net income	20.5	15.3	144.9	277.3
Less: Net (income) loss attributable to noncontrolling interests	(0.2)	0.2	(0.7)	(1.0)
Net income attributable to W. R. Grace & Co. shareholders	$20.3	$15.5	$144.2	$276.3
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.29	$0.21	$2.00	$3.67
Weighted average number of basic shares	70.7	73.6	72.0	75.3
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.29	$0.21	$1.99	$3.63
Weighted average number of diluted shares	71.2	74.4	72.6	76.2

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(In millions, except per share amounts)	2015	2014	% Change	2015	2014	% Change
Net sales:
Catalysts Technologies	$306.5	$319.8	(4.2)%	$1,162.1	$1,246.8	(6.8)%
Materials Technologies	191.6	205.6	(6.8)%	797.0	890.6	(10.5)%
Construction Products	260.6	278.7	(6.5)%	1,092.4	1,105.6	(1.2)%
Total Grace net sales	$758.7	$804.1	(5.6)%	$3,051.5	$3,243.0	(5.9)%
Net sales by region:
North America	$260.0	$252.8	2.8%	$1,031.0	$1,016.4	1.4%
Europe Middle East Africa	238.6	257.8	(7.4)%	963.2	1,103.3	(12.7)%
Asia Pacific	186.6	193.1	(3.4)%	721.2	747.6	(3.5)%
Latin America	73.5	100.4	(26.8)%	336.1	375.7	(10.5)%
Total net sales by region	$758.7	$804.1	(5.6)%	$3,051.5	$3,243.0	(5.9)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$100.6	$108.7	(7.5)%	$347.3	$378.3	(8.2)%
Materials Technologies segment operating income	44.4	41.3	7.5%	177.5	185.2	(4.2)%
Construction Products segment operating income	46.0	42.4	8.5%	196.6	161.7	21.6%
Corporate costs	(13.4)	(21.5)	37.7%	(79.3)	(90.6)	12.5%
Gain on termination and curtailment of postretirement plans related to current businesses	—	4.7	NM	1.9	23.6	NM
Certain pension costs(C)	(6.3)	(7.7)	18.2%	(25.5)	(32.0)	20.3%
Adjusted EBIT	171.3	167.9	2.0%	618.5	626.2	(1.2)%
Currency and other losses in Venezuela	(0.7)	—		(73.2)	(1.0)
Repositioning expenses	(30.0)	—		(64.3)	—
Restructuring expenses and asset impairments	(4.2)	(4.6)		(22.9)	(22.4)
Pension MTM adjustment and other related costs, net	(42.1)	(133.1)		(46.8)	(128.3)
Costs related to Chapter 11 and asbestos, net	(6.5)	(4.6)		(5.6)	(26.3)
Gain on termination and curtailment of postretirement plans related to divested businesses	—	3.2		2.6	15.9
Income and expense items related to divested businesses	—	1.6		1.0	(5.2)
Gain on sale of product line	—	—		—	0.2
Interest expense, net	(25.2)	(24.6)	(2.4)%	(100.4)	(125.8)	20.2%
(Provision for) benefit from income taxes	(42.3)	9.7	NM	(164.7)	(57.0)	(188.9)%
Net income attributable to W. R. Grace & Co. shareholders	$20.3	$15.5	31.0%	$144.2	$276.3	(47.8)%
Diluted EPS (GAAP)	$0.29	$0.21	38.1%	$1.99	$3.63	(45.2)%
Adjusted EPS (non-GAAP)	$1.40	$1.37	2.2%	$4.78	$4.43	7.9%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2015	2014	% Change	2015	2014	% Change
Adjusted profitability performance measures (A)(B)(C):
Adjusted Gross Margin:
Catalysts Technologies	43.1%	45.7%	(2.6) pts	42.2%	42.8%	(0.6) pts
Materials Technologies	37.5%	36.3%	1.2 pts	37.0%	35.4%	1.6 pts
Construction Products	38.4%	37.3%	1.1 pts	38.7%	36.3%	2.4 pts
Adjusted Gross Margin	40.1%	40.4%	(0.3) pts	39.6%	38.5%	1.1 pts
Loss in Venezuela in cost of goods sold	(0.3)%	—%	NM	(0.4)%	—%	NM
Pension costs in cost of goods sold	(2.0)%	(6.3)%	4.3 pts	(0.9)%	(1.8)%	0.9 pts
Total Grace	37.8%	34.1%	3.7 pts	38.3%	36.8%	1.5 pts
Adjusted EBIT:
Catalysts Technologies	$100.6	$108.7	(7.5)%	$347.3	$378.3	(8.2)%
Materials Technologies	44.4	41.3	7.5%	177.5	185.2	(4.2)%
Construction Products	46.0	42.4	8.5%	196.6	161.7	21.6%
Corporate	(19.7)	(24.5)	19.6%	(102.9)	(99.0)	(3.9)%
Total Grace	171.3	167.9	2.0%	618.5	626.2	(1.2)%
Depreciation and amortization:
Catalysts Technologies	$16.9	$16.6	1.8%	$68.1	$66.3	2.7%
Materials Technologies	6.7	7.8	(14.1)%	28.4	32.1	(11.5)%
Construction Products	6.9	8.7	(20.7)%	28.6	31.7	(9.8)%
Corporate	1.5	1.7	(11.8)%	6.4	7.0	(8.6)%
Total Grace	32.0	34.8	(8.0)%	131.5	137.1	(4.1)%
Adjusted EBITDA:
Catalysts Technologies	$117.5	$125.3	(6.2)%	$415.4	$444.6	(6.6)%
Materials Technologies	51.1	49.1	4.1%	205.9	217.3	(5.2)%
Construction Products	52.9	51.1	3.5%	225.2	193.4	16.4%
Corporate	(18.2)	(22.8)	20.2%	(96.5)	(92.0)	(4.9)%
Total Grace	203.3	202.7	0.3%	750.0	763.3	(1.7)%
Adjusted EBIT margin:
Catalysts Technologies	32.8%	34.0%	(1.2) pts	29.9%	30.3%	(0.4) pts
Materials Technologies	23.2%	20.1%	3.1 pts	22.3%	20.8%	1.5 pts
Construction Products	17.7%	15.2%	2.5 pts	18.0%	14.6%	3.4 pts
Total Grace	22.6%	20.9%	1.7 pts	20.3%	19.3%	1.0 pts
Adjusted EBITDA margin:
Catalysts Technologies	38.3%	39.2%	(0.9) pts	35.7%	35.7%	0.0 pts
Materials Technologies	26.7%	23.9%	2.8 pts	25.8%	24.4%	1.4 pts
Construction Products	20.3%	18.3%	2.0 pts	20.6%	17.5%	3.1 pts
Total Grace	26.8%	25.2%	1.6 pts	24.6%	23.5%	1.1 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Year Ended December 31,
(In millions)	2015	2014
Cash flow measure (A):
Net cash provided by (used for) operating activities	$13.4	$(1,472.1)
Capital expenditures	(154.8)	(169.8)
Free Cash Flow	(141.4)	(1,641.9)
Cash paid for Chapter 11 and asbestos, including accounts payable	495.0	1,380.3
Cash paid for repositioning	38.6	—
Cash paid for restructuring	16.4	7.9
Cash paid for legacy items	12.6	6.8
Capital expenditures related to repositioning	9.9	—
Cash paid for taxes related to repositioning	6.3	—
Cash paid to settle deferred payment obligation	—	632.0
Accelerated defined benefit pension plan contributions	—	75.0
Adjusted Free Cash Flow	$437.4	$460.1

	Four Quarters Ended December 31,
(In millions)	2015	2014
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$618.5	$626.2
Invested Capital:
Trade accounts receivable	458.1	481.1
Inventories	304.1	332.8
Accounts payable	(266.7)	(255.3)
	495.5	558.6
Other current assets (excluding income taxes)	77.7	76.9
Properties and equipment, net	842.4	833.5
Goodwill	439.0	452.9
Technology and other intangible assets, net	260.8	288.0
Investment in unconsolidated affiliate	103.2	113.1
Other assets (excluding capitalized financing fees)	39.5	23.0
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, restructuring, and accrued interest)	(254.8)	(256.7)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses)	(90.0)	(81.8)
Total invested capital	$1,913.3	$2,007.5
Adjusted EBIT Return On Invested Capital	32.3%	31.2%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(In millions)	2015	2014
OPERATING ACTIVITIES
Net income	$144.9	$277.3
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	131.5	137.1
Equity in earnings of unconsolidated affiliate	(20.4)	(19.7)
Dividends received from unconsolidated affiliate	11.8	11.2
Chapter 11 expenses, net	5.1	11.0
Asbestos and bankruptcy-related charges, net	(8.7)	7.1
Cash paid for Chapter 11 and asbestos	(495.0)	(1,348.1)
Cash paid to settle deferred payment obligation	—	(632.0)
Provision for income taxes	164.7	57.0
Cash paid for income taxes, net of refunds	(57.6)	(34.4)
Interest expense and accretion	100.9	127.2
Cash paid for interest on credit arrangements	(91.9)	(28.4)
Defined benefit pension expense	72.3	160.3
Cash paid under defined benefit pension arrangements	(17.8)	(100.0)
Currency and other losses in Venezuela	73.2	1.0
Repositioning expense	64.3	—
Cash paid for repositioning	(38.6)	—
Cash paid for restructuring	(16.4)	(7.9)
Cash paid for environmental remediation	(12.7)	(12.4)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(38.9)	(25.8)
Inventories	(1.4)	(52.1)
Accounts payable	35.9	(17.2)
All other items, net	8.2	16.7
Net cash provided by (used for) operating activities	13.4	(1,472.1)
INVESTING ACTIVITIES
Capital expenditures	(154.8)	(169.8)
Transfer (to) from restricted cash and cash equivalents	(9.4)	395.4
Other investing activities	19.7	9.7
Net cash (used for) provided by investing activities	(144.5)	235.3
FINANCING ACTIVITIES
Borrowings under credit arrangements	343.6	1,123.4
Repayments under credit arrangements	(106.5)	(770.3)
Proceeds from issuance of bonds	—	1,000.0
Cash paid for debt financing costs	(2.5)	(46.6)
Cash paid for repurchases of common stock	(301.5)	(469.5)
Proceeds from exercise of stock options	26.9	23.4
Purchase of interest in consolidated joint venture	—	(12.4)
Other financing activities	1.8	1.9
Net cash (used for) provided by financing activities	(38.2)	849.9
Effect of currency exchange rate changes on cash and cash equivalents	(58.3)	(20.4)
Decrease in cash and cash equivalents	(227.6)	(407.3)
Cash and cash equivalents, beginning of period	557.5	964.8
Cash and cash equivalents, end of period	$329.9	$557.5

The Notes to the Financial Information are included as part of the Earnings Release.

10 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$329.9	$557.5
Restricted cash and cash equivalents	9.4	—
Trade accounts receivable, less allowance of $7.7 (2014—$5.8)	458.1	481.1
Inventories	304.1	332.8
Other current assets	83.0	84.1
Total Current Assets	1,184.5	1,455.5
Properties and equipment, net of accumulated depreciation and amortization of $1,746.5 (2014—$1,818.4)	842.4	833.5
Goodwill	439.0	452.9
Technology and other intangible assets, net	260.8	288.0
Deferred income taxes	746.3	845.8
Overfunded defined benefit pension plans	26.1	44.1
Investment in unconsolidated affiliate	103.2	113.1
Other assets	73.7	60.7
Total Assets	$3,676.0	$4,093.6
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$84.6	$96.8
Accounts payable	266.7	255.3
PI warrant liability	—	490.0
Other current liabilities	356.1	338.5
Total Current Liabilities	707.4	1,180.6
Debt payable after one year	2,144.3	1,919.0
Deferred income taxes	9.9	19.2
Income tax contingencies	20.9	24.0
Underfunded and unfunded defined benefit pension plans	456.5	457.5
Other liabilities	124.5	124.3
Total Liabilities	3,463.5	3,724.6
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 70,533,515 (2014—72,922,565)	0.7	0.7
Paid-in capital	496.0	526.1
Retained earnings	436.3	292.1
Treasury stock, at cost: shares: 6,923,110 (2014—4,524,688)	(658.4)	(429.2)
Accumulated other comprehensive loss	(66.8)	(23.8)
Total W. R. Grace & Co. Shareholders' Equity	207.8	365.9
Noncontrolling interests	4.7	3.1
Total Equity	212.5	369.0
Total Liabilities and Equity	$3,676.0	$4,093.6

The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended December 31,
	2015				2014
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.29				$0.21
Pension MTM adjustment and other related costs, net	$42.1	$13.9	$28.2	0.40	$133.1	$48.7	$84.4	1.13
Repositioning expenses	30.0	(1.7)	31.7	0.45	—	—	—	—
Currency and other losses in Venezuela	0.7	(9.3)	10.0	0.14	—	—	—	—
Costs related to Chapter 11 and asbestos, net	6.5	2.4	4.1	0.06	4.6	2.0	2.6	0.03
Restructuring expenses and asset impairments	4.2	1.4	2.8	0.04	4.6	1.2	3.4	0.05
Gain on termination and curtailment of postretirement plans related to divested businesses	—	—	—	—	(3.2)	(1.1)	(2.1)	(0.03)
Income and expense items related to divested businesses	—	—	—	—	(1.6)	(0.6)	(1.0)	(0.01)
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(1.7)	1.7	0.02		1.1	(1.1)	(0.01)
Adjusted EPS (non-GAAP)				$1.40				$1.37

Certain items included in Adjusted EPS:
Differential between effective tax rate and cash tax rate				$0.45				$0.40
Gain on termination and curtailment of postretirement plans related to current businesses				—				(0.04)
Total				$0.45				$0.36

	Year Ended December 31,
	2015				2014
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.99				$3.63
Currency and other losses in Venezuela	$73.2	$—	$73.2	1.01	$1.0	$0.3	$0.7	0.01
Repositioning expenses	64.3	(5.4)	69.7	0.96	—	—	—	—
Pension MTM adjustment and other related costs, net	46.8	16.0	30.8	0.42	128.3	46.9	81.4	1.07
Restructuring expenses and asset impairments	22.9	7.7	15.2	0.21	22.4	7.6	14.8	0.19
Costs related to Chapter 11 and asbestos, net	5.6	2.1	3.5	0.05	26.3	7.6	18.7	0.25
Gain on termination and curtailment of postretirement plans related to divested businesses	(2.6)	(1.0)	(1.6)	(0.02)	(15.9)	(5.9)	(10.0)	(0.13)
Income and expense items related to divested businesses	(1.0)	(0.4)	(0.6)	(0.01)	5.2	1.9	3.3	0.04
Gain on sale of product line	—	—	—	—	(0.2)	(0.1)	(0.1)	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(12.1)	12.1	0.17		48.2	(48.2)	(0.63)
Adjusted EPS (non-GAAP)				$4.78				$4.43

Certain items included in Adjusted EPS:
Differential between effective tax rate and cash tax rate				$1.63				$1.87
Gain on termination and curtailment of postretirement plans related to current businesses				(0.02)				(0.21)
Interest accretion on deferred payment obligations				0.01				0.58
Total				$1.62				$2.24

The Notes to the Financial Information are included as part of the Earnings Release.

12 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for: interest income and expense; income taxes; costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; and certain other unusual or infrequent items that are not representative of underlying trends. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to Chapter 11 and asbestos, cash paid for restructuring and repositioning, capital expenditures related to repositioning, accelerated payments under defined benefit pension arrangements, and expenditures for legacy items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; certain other unusual or infrequent items that are not representative of underlying trends; and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted Gross Margin means gross margin adjusted for pension-related costs and loss in Venezuela included in cost of goods sold. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted EBIT Return On Invested Capital, and Adjusted Gross Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring and repositioning activities, and divested businesses.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

NM - Not Meaningful

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